Exhibit 99.1

STORE Capital Appoints Mary Fedewa President

Promotes Tyler Maertz to EVP of Acquisitions and Craig Barnett to EVP of Underwriting and Portfolio Management

SCOTTSDALE, Ariz., September 11, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that Mary Fedewa has been appointed to President, in addition to her role of Chief Operating Officer and Board member. The Company also announced the promotions of Tyler Maertz to EVP of Acquisitions and Craig Barnett to EVP of Underwriting and Portfolio Management.

“I am thrilled to announce Mary’s well-deserved and well-earned promotion. As one of STORE’s founders in 2011 and a member of our Board of Directors since 2016, Mary and I have worked side by side for many years, and her promotion to President reflects her abundant talent, many contributions and impactful leadership at STORE,” said Christopher Volk, Chief Executive Officer of STORE Capital. “Mary initially formed and led our acquisitions team, which is a distinct strategic advantage for our Company. When Mary was promoted to Chief Operating Officer in 2017, she assumed additional responsibility for our servicing, portfolio management, information technology and real estate closing areas. She has extensive knowledge of our industry, a deep passion for our business and mission, and operational expertise that has been instrumental in elevating STORE to the industry leadership position we enjoy. I look forward to continuing to work closely with Mary in her new role as we deliver value for all our stakeholders.”

Volk continued, “I am also happy to announce the promotions of Tyler Maertz to Executive Vice President of Acquisitions and Craig Barnett to Executive Vice President of Underwriting and Portfolio management. Tyler and Craig both came to us from predecessor platforms, have been with STORE since the beginning, and have contributed greatly to building our Company. Each of them has made profound marks on our success. These promotions recognize their leadership and hard work and are also reflective of STORE’s abundant leadership talent. The addition of Tyler and Craig to our senior management team is an important step as we look to fulfill our meaningful growth potential for the benefit of our many stakeholders.”

Tyler Maertz has served in leadership roles at STORE for nearly 10 years and was previously Senior Managing Director of Acquisitions. Prior to joining STORE as a Managing Director of Acquisitions in 2011, Tyler concluded an 11-year career with GE Capital managing customer relationships at GE Franchise Finance for numerous restaurant brands and a portfolio of assets approaching $1 billion. Previously, he led the Financial Planning & Analysis group at GE Franchise Finance. Tyler graduated Magna Cum Laude from the University of Notre Dame with a Bachelor of Business Administration degree in Finance &

STORE Capital Corporation

Accounting. He also earned a Master of Business Administration degree from Arizona State University’s W.P. Carey School of Business, and is a CFA® charterholder.

Craig Barnett has served in leadership roles at STORE for nearly 10 years and was previously Senior Vice President of Portfolio Management. After joining STORE as a senior underwriter in 2011, Craig started STORE’s Portfolio Management Department, which has since grown and been integral to STORE’s sophisticated portfolio strategy development. Craig has nearly 20 years of broad-based commercial real estate and REIT experience. Prior to joining STORE, he was a Vice President of Franchise Capital Advisors and held leadership positions at GE Capital and Franchise Finance Corporation of America. He earned a BS in Finance from Arizona State University’s W.P. Carey School of Business.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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